EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3, No. 333-68991) and related Prospectus of American Capital Strategies, Ltd. for the registration of 500,000 shares of its common stock and to the incorporation by reference therein of our report dated February 10, 2004 (except for Note 14, as to which the date is February 26, 2004) with respect to the consolidated financial statements and schedule of American Capital Strategies, Ltd, included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

August 3, 2004

McLean, Virginia